Exhibit 10.29

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Technology Transfer and License Agreement

between

Genentech, Inc.

and

Proteostasis Therapeutics, Inc.

Table of Contents

Article 1 Definitions		1

1.1	“Accounting Standard”	1
1.2	“Acquirer”	1
1.3	“Affiliate”	1
1.4	“Alliance Manager”	2
1.5	“Bankruptcy Code”	2
1.6	“Business Day”	2
1.7	“Change of Control”	2
1.8	“Commercially Reasonable Efforts”	2
1.9	“Competing Program”	2
1.10	“Compound”	2
1.11	“Confidential Information”	2
1.12	“Combination Product”	2
1.13	“Compulsory Sublicense”	2
1.14	“Compulsory Sublicensee”	3
1.15	“Controlled by” or “Control,”	3
1.16	“Covers” or “Covered”	3
1.17	“Date of Sale”	3
1.18	“Development Report”	3
1.19	“Disclosing Party”	3
1.20	“Dispute” or “Disputed Matter,”	3
1.21	“[***]”	3
1.22	“EMA”	3
1.23	“Exclusive License”	4
1.24	“[***]”	4
1.25	“FDA”	4
1.26	“Field”	4
1.27	“First Commercial Sale”	4
1.28	“First Patient Dosed”	4
1.29	“[***]”	4
1.30	“Infringement”	4
1.31	“Know‑How”	4
1.32	“[***]”	4
1.33	“Licensed Compound”	4
1.34	“Licensed IP”	4
1.35	“Licensed Product”	4
1.36	“[***]”	5
1.37	“[***]”	5
1.38	“Major European Country”	5
1.39	“Milestone Amount”	5
1.40	“Milestone Event”	5
1.41	“Milestone Payment”	5
1.42	“Milestone Table”	5

- i -

1.43	“Net Sales”	5
1.44	“Net Sales Report”	5
1.45	“Patent”	5
1.46	“Phase I Trial”	5
1.47	“Phase II Trial”	5
1.48	“Phase III Trial”	5
1.49	“[***]”	5
1.50	“[***]”	5
1.51	“Product”	5
1.52	“Program Manager”	5
1.53	“Prosecution and Maintenance” or “Prosecute and Maintain,”	5
1.54	“PTI IP”	6
1.55	“PTI Know‑How”	6
1.56	“PTI Patents”	6
1.57	“PTI Technology and Materials”	6
1.58	“Receiving Party”	6
1.59	“Regulatory Approval”	6
1.60	“Regulatory Authority”	6
1.61	“Royalty Payment”	6
1.62	“Royalty Product”	6
1.63	“Royalty Rate”	6
1.64	“Royalty Term”	6
1.65	“Sales”	6
1.66	“Sublicensee”	6
1.67	“Term”	7
1.68	“Termination Date”	7
1.69	“Territory”	7
1.70	“Third Party”	7
1.71	“Third Party IP”	7
1.72	“Transferred Materials”	7
1.73	“Upfront Payment”	7
1.74	“[***]”	7
1.75	“Valid Claim”	7
1.76	“[***]”	7
1.77	“[***]”	7

Article 2 Licenses; Exclusivity		7

2.1	Licenses to Genentech	7
2.2	Future Third Party IP	8
2.3	No Implied Licenses.	8
2.4	Exclusivity.	8

Article 3 Program Managers; Technology and Materials Transfer		9

3.1	Program Managers.	9
3.2	Technology and Materials Transfer.	9

- ii -

Article 4 Research, Development, Manufacture and Commercialization		10

4.1	Research, Development, Manufacturing and Commercialization.	10
4.2	Diligence.	10
4.3	Development Reports.	10

Article 5 Payments by Genentech to PTI		11
5.1	Upfront Payment.	11
5.2	Milestones.	11
5.3	Royalties.	12

Article 6 Financial Reports, Audits and Other Financial Provisions		14

6.1	Calculation of Net Sales.	14
6.2	Reports.	17
6.3	Payment Related Provisions.	17
6.4	Records, Audits and Other Financial Provisions.	18

Article 7 Intellectual Property		19

7.1	Patent Prosecution and Maintenance.	19
7.2	Patent Challenge	19

Article 8 Enforcement and Defense of IP; Defense of Third Party Infringement Claims		20

8.1	Notice.	20
8.2	Enforcement of IP.	20
8.3	Defense of Third Party Infringement Claims.	20
8.4	Settlement.	21

Article 9 Confidentiality		21

9.1	Disclosure and Use of Confidential Information.	21
9.2	Exceptions.	21
9.3	Authorized Disclosures.	22
9.4	Continuing Obligation.	22
9.5	[***].	22

Article 10 Public Disclosures; Use of Names		22

10.1	Press Releases and Other Public Disclosures.	22
10.2	Use of Names.	24

Article 11 Term; Termination		24

11.1	Term.	24
11.2	Termination for Material Breach.	24
11.3	Termination for Convenience.	24
11.4	Termination for Bankruptcy and Other Bankruptcy Matters	24
11.5	Effects of Termination or Expiration.	25

- iii -

Article 12 Representations and Warranties		26

12.1	PTI Representations and Warranties.	26
12.2	Genentech Representations and Warranties.	28
12.3	Disclaimers.	28

Article 13 Indemnification; Limitation on Liability; Insurance		28

13.1	Indemnification.	28
13.2	Limitation on Liability.	29
13.3	Insurance.	30

Article 14 Dispute Resolution		30

14.1	Alliance Managers.	30
14.2	Executives.	30
14.3	Arbitration.	31
14.4	Subject Matter Exclusions.	32

Article 15 Miscellaneous		32

15.1	Notices.	32
15.2	Governing Law.	33
15.3	Actions of Affiliates.	33
15.4	Assignment.	33
15.5	Force Majeure.	34
15.6	Relationship of the Parties.	34
15.7	No Third Party Rights.	34
15.8	Amendment; Waiver.	34
15.9	Construction; Captions.	34
15.10	Severability.	35
15.11	Entire Agreement.	35
15.12	Counterparts; Facsimiles.	35

Exhibits

Exhibit A[***]

Exhibit B[***]

Exhibit C[***]

Exhibit DPress Release

Schedules

Schedule 2.4(b)(B)[***]

Schedule 12.1(L) [***]

- iv -

Technology Transfer and License Agreement

This Technology Transfer and License Agreement (“Agreement”) is made and entered into, effective as of December 13, 2018 (“Effective Date”), by and between Genentech, Inc., a Delaware corporation, having a principal place of business at 1 DNA Way, South San Francisco, California 94080 (“Genentech”) and Proteostasis Therapeutics, Inc. , a Delaware corporation, having a principal place of business at 80 Guest Street, Suite 500, Boston, MA 02135 (“PTI”).  Genentech and PTI are each referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, PTI possesses certain proprietary compounds that [***] (as defined below) and related technology;

Whereas, PTI wishes to grant licenses under PTI’s intellectual property rights and transfer technology related to [***] to Genentech; and

Whereas, Genentech is engaged in the research, development, manufacture and sale of pharmaceutical products and wishes to receive such licenses and technology transfer.

Agreement

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Genentech and PTI agree as follows:

Article 1

Definitions

Capitalized terms used in this Agreement shall have the meanings set forth below, unless otherwise specifically indicated.

1.1“Accounting Standard” means, with respect to a given Party (or Sublicensee) either the (a) International Financial Reporting Standards (IFRS) or (b) United States generally accepted accounting principles (GAAP), in either case, that is currently used at the applicable time by, and as consistently applied by, such Party (or Sublicensee).

1.2“Acquirer” is defined in Section 15.4(a).

1.3“Affiliate” of a Party means any corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party.  For purposes of this definition, the term “control” (including, the correlative meanings, “controlled by” and “under common control with”) means (a) the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof (or general partnership interests) or (b) the ability to otherwise control the decisions of the board of directors or equivalent governing body thereof.  Notwithstanding the foregoing, for purposes of this Agreement, [***] shall not be considered Genentech Affiliates, unless and until Genentech elects to include one or more of such business entities as its Affiliate, by providing written notice to PTI of such election.

1.4“Alliance Manager” is defined in Section 14.1.

1.5“Bankruptcy Code” means Title 11 United States Code, or any comparable bankruptcy and insolvency laws in any jurisdiction.  References in this Agreement to particular paragraphs or other sections of the Bankruptcy Code shall refer to the United States Bankruptcy Code and, with respect to the Bankruptcy Code of another jurisdiction, shall be interpreted to the extent applicable to such Bankruptcy Code mutatis mutandis.

1.6“Business Day” means a day, other than a Saturday, Sunday or day on which commercial banks located in San Francisco, California or Boston, Massachusetts are authorized or required by law or regulation to close.

1.7“Change of Control” is defined in Section 15.4(b).

1.8“Commercially Reasonable Efforts” means the exercise of such efforts and commitment of such resources by a Party, consistent with the exercise of prudent scientific and business judgment, as would be expended on, or committed by such Party to, a Party’s comparable product in its portfolio of a similar scope and at a similar stage, including, with respect to, considerations of anticipated market potential or strategic value, market size, profitability, return on investment, competitive landscape, risk profile, and other relevant factors such as regulatory, intellectual property, technical, legal, scientific, medical or commercial factors.

1.9“Competing Program” is defined in Section 2.4(b).

1.10“Compound” means a molecule that directly binds to, and modulates, [***] with any measurable potency, including any [***] of such molecule.

1.11“Confidential Information” means nonpublic information of a Party that is disclosed in connection with this Agreement (whether orally, electronically, visually or in writing) by or on behalf of such Party to the other Party or its designee.  The Confidential Information of both Parties includes the terms and conditions of this Agreement; provided, however, [***] as the subject of this Agreement and Genentech’s interest in [***] shall be considered solely the Confidential Information of Genentech.  The Confidential Information of Genentech includes the Development Reports and the Net Sales Reports.  The Confidential Information of PTI includes the Know‑How within the Licensed IP.

1.12“Combination Product” is defined in Section 6.1(g).

1.13“Compulsory Sublicense” means a license or sublicense granted to a Third Party, through the order, decree or grant of a governmental authority having competent jurisdiction, authorizing such Third Party to manufacture, use, sell, offer for sale, import or export a Licensed Product in any country.

1.14“Compulsory Sublicensee” means a Third Party that was granted a Compulsory Sublicense.

1.15“Controlled by” or “Control,” or the like, means the possession by a Party of (a) with respect to materials (including Compounds) or information, the right to physical possession of those items, with the right to provide them to a Party or a Third Party or (b) with respect to any Patent, Know-How or other intellectual property rights, the right to grant a license, sublicense or other right to exploit as provided for in this Agreement, in the case of either (a) or (b), without violating (i) any law or governmental regulation or (ii) the terms of any agreement with a Third Party that exists as of the Effective Date or, if such right is acquired after the Effective Date, as of the date such Party first acquired possession of such right.

Notwithstanding the foregoing and subject to the following sentence, with respect to any Third-Party IP acquired or in-licensed by PTI or its Affiliates after the Effective Date,  if PTI or its Affiliates would be required to make payments to any Third Party in connection with the license or access granted to Genentech, then such Third Party IP would be treated as “Controlled” by PTI or its Affiliates to the extent set forth in Section 2.2. For clarity, with respect to any materials (including Compounds), information, Patent, Know-How or other intellectual property right subject to payments by PTI under the [***], such materials (including Compounds) or other rights will be deemed Controlled by PTI without regard to whether PTI (or its Affiliates) is required to make any payments thereunder to [***].

1.16“Covers” or “Covered” means, with respect to a given Licensed Compound or Licensed Product (as the case may be), that the manufacture, use, sale, offer for sale or import of such Licensed Compound or Product, but for the Exclusive License, would infringe a Valid Claim(s) of a PTI Patent (a) in the case of Milestone Payments, in the country where a Milestone Event is achieved, on the date of achievement and (b) in the case of Royalty Payments, in the country of sale, on the Date of Sale.

1.17“Date of Sale” is defined in Section 1.27.

1.18“Development Report” means, with respect to a given Licensed Product, a report that summarizes Genentech’s (including its Affiliates’ and Sublicensees’) progress on the development of such Licensed Product.

1.19“Disclosing Party” is defined in Section 9.1.

1.20“Dispute” or “Disputed Matter,” or the like, means any controversy, claim or legal proceeding arising out of or relating to this Agreement, or the breach, termination or invalidity thereof except to the extent the subject matter is solely within the express decision making authority of one Party under this Agreement, including under Section 7.1(a).

1.21“[***]” means [***].

1.22“EMA” means, collectively, the European Medicines Agency and the European Commission (with respect to its functions related to marketing authorizations for medicinal products), or any successor entity thereto performing similar functions.

1.23“Exclusive License” is defined in Section 2.1(a).

1.24“[***]” means [***].

1.25“FDA” means the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

1.26“Field” means any use.

1.27“First Commercial Sale” means, with respect to a given Covered Licensed Product in a particular country, the first bona fide sale of such Covered Licensed Product in such country following Regulatory Approval in such country, by or under authority of Genentech or a Sublicensee, which sale is included in the calculation of Net Sales.  The date of sale of a Covered Licensed Product shall be deemed to occur on the later of (a) the date such Covered Licensed Product is shipped or (b) the date of the invoice to the purchaser of such Covered Licensed Product (“Date of Sale”). For clarity, sales of a Licensed Product by a Compulsory Sublicensee,  sales of a Licensed Product for compassionate use,  or sales amongst Genentech and its Affiliates or Sublicensees shall not be considered in determining First Commercial Sale.

1.28“First Patient Dosed” means, with respect to particular clinical trial of a given Covered Licensed Product, the first administration to a patient in such clinical trial of (a) such Covered Licensed Product; (b) another active pharmaceutical ingredient for the treatment of the same indication as such Covered Licensed Product; or (c) a placebo for such Covered Licensed Product.

1.29“[***]” means [***] for the purposes of filing an investigational new drug application (IND) with the FDA under 21 C.F.R. Part 312 (as may be amended) or a similar regulatory submission in a country other than the United States.

1.30“Infringement” is defined in Section 8.1.

1.31“Know‑How” means scientific or other technical information, including compound structures, crystal structures, draft patent applications, data, assays, protocols, methods, processes, techniques, models and modeling data, designs and databases.

1.32“[***]” means [***].

1.33“Licensed Compound” means a Compound that [***].

1.34“Licensed IP” means all Patents and Know‑How that (a) are owned or Controlled by PTI  or its Affiliates (subject to Section 15.4) as of the Effective Date or during the Term, and (b) are necessary or reasonably useful to make, use, offer for sale, sell or import Compounds or Products. For clarity, Licensed IP includes [***] and other Know-How disclosed or transferred by or on behalf of PTI to Genentech, its Affiliates and Sublicensees; provided, however, that PTI shall not be obligated to disclose or transfer any other Know-How except as expressly set forth in this Agreement (e.g. Section 3.2 (Technology and Materials Transfer)).

1.35“Licensed Product” means a product that contains a Licensed Compound.

1.36“[***]” means [***].

1.37“[***]” means [***].

1.38“Major European Country” means [***].

1.39“Milestone Amount” means a milestone amount set forth in the Milestone Table.

1.40“Milestone Event” means a milestone event set forth in the Milestone Table.

1.41“Milestone Payment” is defined in Section 5.2(a).

1.42“Milestone Table” is the milestone table set forth in Section 5.2(b).

1.43“Net Sales” is defined in Section 6.1(c).

1.44“Net Sales Report” is defined in Section 6.2.

1.45“Patent” means with respect to a given patent or patent application, in any country, including any reissues, extensions, supplementary protection certificates, registrations, divisions, continuations, continuations-in-part, reexaminations, substitutions or renewals thereof.

1.46“Phase I Trial” means a study in humans, conducted by or on behalf of Genentech or a Sublicensee, the principal purpose of which is a preliminary determination of the safety of a product in healthy individuals or patients, as further described in 21 CFR § 312.21(a) (as may be amended), or a similar clinical study in a country other than the United States.

1.47“Phase II Trial” means a study in humans, conducted by or on behalf of Genentech or a Sublicensee, the principal purpose of which is a determination of safety and efficacy of a product in patients with the disease or condition under study, as further described in 21 CFR. § 312.21(b), or a similar clinical study in a country other than the United States.

1.48“Phase III Trial” means a study in humans, conducted by or on behalf of Genentech or a Sublicensee, of the safety and efficacy of a product that is prospectively designed, statistically powered and conducted to provide an adequate basis for obtaining regulatory approval to market such product for patients with the disease or condition under study, as further described in 21 CFR § 312.21(c) (as may be amended), or a similar clinical study in a country other than the United States.

1.49“[***]” means [***].

1.50“[***]” means [***].

1.51“Product” means a product that contains a Compound.

1.52“Program Manager” is defined in Section 3.1.

1.53“Prosecution and Maintenance” or “Prosecute and Maintain,” with regard to a given Patent, means the preparation, filing, prosecution and maintenance of such Patent, as well as any ex parte and inter partes proceedings, including reexaminations, reissues, applications for patent term extensions, interferences, derivation proceedings, post‑grant review proceedings, oppositions, litigations, arbitrations and other similar proceedings with respect to such Patent.

1.54“PTI IP” means PTI Patents and PTI Know‑How.

1.55“PTI Know‑How” means all Know‑How owned or Controlled by PTI as of the Effective Date that is necessary or reasonably useful to make, use, sell, offer for sale or import Compounds and/or Products.  PTI Know-How includes the [***].

1.56“PTI Patent” means a Patent that is either (a) identified in [***] and/or (b) within the Licensed IP that claims or covers (i) a composition of matter of a Compound or Product, (ii) a method of use or manufacture of a Compound or Product and/or (iii) [***].

1.57“[***]” means all Know‑How and materials (a) identified in the [***] or (b) if not identified in the [***] that are both (i) as of the Effective Date owned or Controlled by PTI and (ii)  necessary or reasonably useful for Genentech to research, develop, manufacture and commercialize Compounds and/or Products.

1.58“Receiving Party” is defined in Section 9.1.

1.59“Regulatory Approval” means all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the use and/or sale of a particular Product for treatment of humans in a country or regulatory jurisdiction.  For countries where governmental approval is required for pricing or reimbursement for a Product, “Regulatory Approval” shall not be deemed to occur until such pricing or reimbursement approval is obtained.

1.60“Regulatory Authority” means (a) the FDA; (b) the EMA; or (c) any regulatory authority or body performing similar functions in any jurisdiction anywhere in the world.

1.61“Royalty Payment” is defined in Section 5.3(a).

1.62“Royalty Product” is defined in Section 5.3(a).

1.63“Royalty Rate” is defined in Section 5.3(a).

1.64“Royalty Term”  is defined in Section 5.3(d).

1.65“Sales” is defined in Section 6.1(b).

1.66“Sublicensee” means, with respect to a given Product, an Affiliate or Third Party that is granted a sublicense, under the license under Section 2.1(a), to make, use, offer for sale, sell or import such Product (regardless of what other rights are or are not granted in such sublicense); such sublicense may be granted to such Affiliate or Third Party directly by Genentech or indirectly through multiple tiers of sublicensees.  For clarity, a Sublicensee shall exclude any Compulsory Sublicensee.

1.67 “Term” is defined in Section 11.1.

1.68“Termination Date” means the effective date of termination of this Agreement.

1.69“Territory” means worldwide.

1.70“Third Party” means any person or entity other than a Party to this Agreement.

1.71“Third Party IP” is defined in Section 2.2(a).

1.72“Transferred Materials” is defined in Section 3.2(a)(i).

1.73“Upfront Payment” is defined in Section 5.1.

1.74“[***]” means [***].

1.75“Valid Claim” means (a) a claim of an issued and unexpired patent [***].

1.76“[***]” means [***].

1.77“[***]” means [***].

Article 2
Licenses; Exclusivity

2.1Licenses to Genentech.

(a)Exclusive License.  PTI hereby grants to Genentech an exclusive (even as to PTI and its Affiliates), sublicensable (in accordance with Section 2.1(d)) license, under the Licensed IP, to make, use, offer for sale, sell and import Compounds and Products in the Field in the Territory (“Exclusive License”).

(b)Know-How License.  PTI hereby grants to Genentech an irrevocable, perpetual, non‑exclusive, sublicensable (in accordance with Section 2.1(d)) license, under the Know‑How within the Licensed IP disclosed or transferred by or on behalf of PTI to Genentech, its Affiliates and Sublicensees, to make, use, offer for sale, sell and import compounds (whether or not such compounds are Compounds) and products that contain such compounds in the Field in the Territory.

(c)Research License.  Subject to the Upfront Payment to PTI, PTI hereby grants to Genentech an irrevocable, perpetual, non‑exclusive, non-sublicensable license, under the Licensed IP, to make, use and import (but not offer for sale or sell) Compounds and products that contain Compounds for all research purposes (and for clarity, excluding any clinical research).

(d)Sublicenses; Exercise of Licensed Rights by Third Parties.  Genentech may sublicense the rights under the Exclusive License and the non-exclusive license under Section 2.1(b), and any rights under such sublicense may be further sublicensed to multiple tiers of Sublicensees.  Each sublicense granted by Genentech pursuant to this Section 2.1(d) shall be consistent with the terms of this Agreement as applicable to such Sublicensee.  Genentech shall be responsible for the performance of its Sublicensees, and Third Parties acting on its behalf.

2.2Future Third Party IP

(a)Notification.  If, following the Effective Date of this Agreement, PTI or its Affiliate enters into an agreement with a Third Party pursuant to which PTI or its Affiliate Controls intellectual property rights that are within the first sentence of the definition of Licensed IP (“Third Party IP”), PTI shall promptly notify Genentech’s Alliance Manager and provide a copy of such Third Party agreement (which may be redacted with respect to terms and conditions not relevant to Genentech); provided, however, that if such Third Party IP is specific to [***], then PTI shall notify Genentech in advance of any negotiations, and Genentech shall have the right to control the negotiation and execution of such Third Party agreement.  If Genentech, in its sole discretion, elects to include the Third Party IP in the Licensed IP, Genentech shall notify PTI (in accordance with Section 15.1) and the Parties shall discuss the terms and conditions applicable to such inclusion, including (i) milestones, royalties or other payments for which Genentech shall be responsible, taking into account the extent to which such payments would be attributable to Genentech’s activities and (ii) the Parties’ respective rights and obligations regarding the Prosecution and Maintenance of such Third Party IP.

(b)Inclusion in Licensed IP.  If Genentech elects to include such Third Party IP in the Licensed IP, the Parties shall document such election (including the scope of the rights and obligations included, payments for which Genentech shall be responsible and other applicable terms and conditions) in a written document signed by both Parties.  Once documented in writing, such Third Party IP shall automatically be included in the Licensed IP, limited to the agreed scope of included rights, and subject to the terms and conditions of such Third Party agreement and the terms and conditions agreed to by the Parties.  Genentech shall promptly pay to PTI any payments owed to such Third Party for which Genentech is responsible.  For clarity, unless and until the Parties document in writing an election to include particular Third Party IP, such Third Party IP shall not be included in the Licensed IP and Genentech shall have no rights or obligations with respect to such Third Party IP.

(c)For clarity, nothing in this Section 2.2 is intended to limit or modify PTI’s obligations under Section 2.4 (Exclusivity) and Article 8.

2.3No Implied Licenses.  Except as otherwise expressly provided in this Agreement, this Agreement does not grant any right or license to either Party under any of the other Party’s intellectual property rights, and no other right or license is to be implied or inferred from any provision of this Agreement or by the conduct of the Parties.

2.4Exclusivity.

(a)During the Term, PTI shall not, either alone or with or through any Third Parties, (i) conduct, participate in or fund (directly or indirectly) (A) research for the purpose of identifying, synthesizing or discovering molecules that [***], (B) research, development or commercialization activities focused on [***], or (C) development or commercialization of molecules that [***] or products containing such molecules; or (ii)  assign or otherwise transfer ownership of a compound that is known by PTI to be a molecule that [***] to any Third Party.

(b)Notwithstanding Section 2.4(a), in the event of a Change of Control of PTI after the Effective Date by an Acquirer, whereby the Acquirer has any program(s) that, but for this Section 2.4(b), would violate Section 2.4 (a)( a “Competing Program”), then, the Acquirer, and any Affiliate of the Acquirer that becomes an Affiliate of the acquiring Party as a result of such acquisition (but excluding PTI), shall not be subject to the restrictions in Section 2.4(a) as to: (i) any such Competing Program in existence prior to the closing date of such acquisition, or for the subsequent development and commercialization of such Competing Program (including new products from any such Competing Program), and (ii) any new Competing Program after the closing date of such acquisition, or for the development and commercialization of any such new Competing Program (and products therefrom); provided, that the Acquirer and its Affiliates:

(A) conducts the Competing Program without the use of the Licensed IP and segregates the activities of the Competing Program from PTI personnel with possession of Licensed IP, expertise in [***] or those previously involved in any research, development or commercialization activities focused on [***];

(B) establishes adequate processes and procedures to ensure compliance with clause (A) of this Section 2.4(b), including establishing appropriate [***] Schedule 2.4(b)(B);

(C) provides Genentech with reasonable opportunity to provide comments as to the proposed processes and procedures referenced in clause (B) of this Section 2.4(b), which PTI shall consider in good faith, and

(D) provides Genentech written notice within [***] of a Change of Control in which an Acquirer has a Competing Program or commencement of any Competing Program as applicable and permitted by the foregoing (i) or (ii) of this Section 2.4(b).

Article 3
Program Managers; Technology and Materials Transfer

3.1Program Managers.  Promptly following the Effective Date, each Party shall designate an individual to act as its primary contact for matters related to the transfer of PTI Technology and Materials (each, such Party’s “Program Manager”).  Either Party may replace its Program Manager at any time upon prior written notice (which may be by email) to the other Party’s Program Manager.

3.2Technology and Materials Transfer.

(a)Transfer.  As promptly as practicable, and in any event within [***] after the Effective Date, PTI shall (at its sole cost and expense) deliver the following to Genentech:

(i)all [***] in existence as of the Effective Date (“Transferred Materials”) by means agreed to by the Program Managers, which may include [***], as set forth in Exhibit B; and

(ii)copies of all PTI Patents to Genentech as electronic Word documents. Within [***] after PTI’s proposed completion of the transfer of the Transferred Materials and PTI Patents to Genentech in accordance with this Section 3.2(a) or [***] after the Effective Date, whichever is later, Genentech shall issue either a notice of completion that such transfer is satisfactory in all material respects (the “Notice of Completion”) or a notice of deficiency of the items needed to be addressed by PTI prior to its issuance of the Notice of Completion.  In the case of the latter, the Parties shall promptly confer to resolve the outstanding items and PTI shall promptly address the deficiencies, complete the transfer, and Genentech shall thereafter promptly issue the Notice of Completion.

(b)Technical Assistance.  At Genentech’s request and until [***] after issuance of the Notice of Completion, PTI shall provide up to [***] of reasonable technical assistance to Genentech in the practice of the [***], as the same was practiced by or on behalf of PTI prior to the Effective Date; and for any additional hours of technical assistance, PTI shall provide such assistance for a reasonable cost and on such terms to be mutually agreed by the Parties in writing.   The Program Managers shall coordinate such technical assistance, which excludes PTI performing any additional experiments or research activities.

(c)Transferred Materials.

(i)Subject to the rights granted to Genentech under this Agreement, PTI retains all right, title and interest in and to the Transferred Materials to Genentech.  Genentech (or a Sublicensee provided Transferred Materials by Genentech) has the right to use the Transferred Materials in accordance with the license set forth in Section 2.1(a).

(ii)Genentech acknowledges that any [***] supplied by PTI pursuant to this Section 3.2 are (i) [***], (ii) not fully known with respect to such properties or characteristics, and (iii) to be used with reasonable care. Notwithstanding the foregoing, nothing in this Section 3.2(c)(ii) is intended to limit the representations and warranties of PTI set forth in Article 12.

Article 4
Research, Development, Manufacture and Commercialization

4.1Research, Development, Manufacturing and Commercialization.  Genentech has the sole right and responsibility, under this Agreement, with respect to performing research, development, manufacturing and commercialization activities related to Compounds and Products in the Field in the Territory.

4.2Diligence. Genentech shall use Commercially Reasonable Efforts to research and develop at least one (1) Licensed Product in the Field in the Territory; provided however, that such efforts (i) may allow for reasonable length pauses or delays in activities and (ii) shall be deemed fulfilled to the extent one Licensed Product is advanced [***].

4.3Development Reports.  Until the First Commercial Sale of a Licensed Product in any country, Genentech shall provide to PTI a Development Report [***].  In addition, for any [***] on Exhibit A subject to the [***], Genentech shall provide prompt written notice to PTI following completion of [***].

Article 5
Payments by Genentech to PTI

5.1Upfront Payment.   Within [***] following [***] Genentech shall pay to PTI a one‑time, non-refundable, non-creditable upfront payment of U.S. $[***] (“Upfront Payment”).

5.2Milestones.

(a)Milestone Payments.  Genentech shall pay to PTI non-refundable, non-creditable, milestone payments for the first achievement of Milestone Events by or on behalf of Genentech (or its Affiliate or  Sublicensee) (each, a “Milestone Payment”), and Genentech shall promptly notify PTI of such achievement (and in no event more than [***] following such achievement); provided, however, that with respect to Milestone Event #9 below, Genentech shall notify PTI within [***] after the end of the [***] of achievement.  PTI shall send an invoice for such Milestone Payment in accordance with Section 6.3(a), and Genentech shall make such Milestone Payment in accordance with Section 6.3(b).

(b)Milestone Table.

Milestone Event	Milestone Amount (in U.S. dollars)
(#1) [***]	[***]
(#2) [***]	[***]
(#3) [***]	[***]
(#4) [***]	[***]
(#5) [***]	[***]
(#6) [***]	[***]
(#7) [***]	[***]
(#8) [***]	[***]
(#9) [***]	[***]

As specified in this Section 5.2(b), in certain cases, Milestone Events that are not actually achieved may be deemed achieved.  For any Milestone Event that is deemed achieved, Genentech shall owe the associated Milestone Payment to the extent not previously paid.

(i)If any subsequent Milestone Event is achieved before a prior Milestone Event #1, #2, #3 or #4 is achieved, upon the achievement of such subsequent Milestone Event, any prior Milestone Events #1, #2, #3 or #4, if not previously achieved, shall be deemed achieved.  For purposes of this Section, “prior” and “subsequent” refer, respectively, to lower and higher Milestone Events numbers.  By way of example, but not limitation, if Milestone Event #5 is achieved after Milestone Events #1, #2 and #3 are achieved, but before Milestone

Event #4 is achieved, Milestone Event #4 shall be deemed achieved upon the achievement of Milestone Event #5;

(ii)If any one of Milestone Events #6, #7 or #8 is achieved before Milestone Events #1, #2, #3, #4 or #5 is achieved, upon the achievement of Milestone Events #6, #7 or #8, Milestone Events #1, #2, #3, #4 and #5, if not previously achieved, shall be deemed achieved; and

(iii)If Milestone Event #9 is achieved before Milestone Events #1, #2, #3, #4 or #5 is achieved, upon the achievement of Milestone Event #9, Milestone Events #1, #2, #3, #4 and #5 if not previously achieved, shall be deemed achieved.

(c)Single Milestone Payments; Maximum.  For clarity, subject to Section 5.2(d) below, (x) Genentech shall not owe more than one Milestone Payment for the achievement of a given Milestone Event (i.e. #1-9 in the Milestone Table) and (y) each Milestone Payment is payable no more than once and for the first achievement of the Milestone Event, regardless of the number of times such events are reached by the first or subsequent Products or indications. For avoidance of doubt, the maximum aggregate amount of Milestone Payments under this Agreement shall be U.S. $[***].

(d)Other Licensed Products; Reduced Milestones.  Notwithstanding the foregoing, upon the first occurrence of any Milestone Event as set forth above in Section 5.2(b), if such Milestone Event would have been achieved (actual or deemed), except for the requirement that the Licensed Product be “Covered”, then Genentech shall pay to PTI a reduced Milestone Payment in the following instances:

(i)[***]percent ([***]%) of the applicable Milestone Amount if such Licensed Product contains a [***] reduced to practice in the [***];

(ii)[***]percent ([***]%) of the applicable Milestone Amount if such Licensed Product contains a [***] reduced to practice in the [***]; and

(iii) the remaining [***] percent ([***]%) or [***] percent ([***]%) of the  Milestone Amount, as applicable, pursuant to clause (i) or (ii) of this Section 5.2(d) and to the extent previously unpaid, shall become payable in the event of the subsequent achievement of that Milestone Event by another Licensed Product if “Covered” at the time of such achievement.

For avoidance of doubt, the maximum aggregate amount of Milestone Payment(s) for each Milestone Event under this Section 5.2(d) is limited to the applicable Milestone Amount in the Milestone Table.

5.3Royalties.

(a)Royalty Rates. Subject to the other provisions of Section 5.3 and this Agreement, during the Royalty Term, Genentech shall (i) pay to PTI, royalties as a percentage of Net Sales of Covered Licensed Products and those Licensed Products containing a [***] (each, a “Royalty Product”) in the Territory (each payment under this Section 5.3, a “Royalty Payment”) and (ii) make Royalty Payments, in accordance with Section 6.3, based on the following royalty rates (each, a “Royalty Rate”):

Covered Licensed Product

(i)[***] percent ([***]%) of aggregate Net Sales of a given Covered Licensed Product during that portion of the calendar year in which the worldwide Net Sales of such Covered Licensed Product is less than or equal to U.S. $[***];

(ii)[***] percent ([***]%) of aggregate Net Sales of a given Covered Licensed Product during that portion of the calendar year in which the worldwide Net Sales of such Covered Licensed Product is greater than U.S. $[***];

Licensed Product Containing [***]

(iii)[***]percent ([***]%) of aggregate Net Sales of a given Licensed Product containing a [***] reduced to practice in the [***] (other than as specified in Section 5.3(a)(i) above) during that portion of the calendar year in which the worldwide Net Sales of such Licensed Product is less than or equal to U.S. $[***];

(iv)[***] percent ([***]%) of aggregate Net Sales of a given  Licensed Product containing a [***] reduced to practice in the [***] (other than as specified in Section 5.3(a)(ii) above) during that portion of the calendar year in which the worldwide Net Sales of such Licensed Product is greater than U.S. $[***];

Licensed Product Containing [***] from [***]

(v)[***] percent ([***]%) of aggregate Net Sales of a given Licensed Product containing a [***] reduced to practice in the [***] (other than as specified in Section 5.3(a)(i) above) during that portion of the calendar year in which the worldwide Net Sales of such Licensed Product is less than or equal to U.S. $[***]; or

(vi)[***]percent ([***]%) of aggregate Net Sales of a given Licensed Product containing a [***] reduced to practice in the [***] (other than as specified in Section 5.3(a)(ii) above) during that portion of the calendar year in which the worldwide Net Sales of such Licensed Product is greater than U.S. $[***].

(b)Limitation on Royalty Payments.  In no event shall Genentech (or a Sublicensee) be obligated to make more than one Royalty Payment with respect to the sale of a Royalty Product, even if such Royalty Product contains more than one Licensed Compound or such Licensed Product is Covered by more than one Valid Claim of a PTI Patent(s).

(c)Royalty Adjustments.  Reductions of Royalty Rates and deductions from Royalty Payments made under this Section 5.3(c) are referred to collectively as “Royalty Adjustments.”  Subject to the last clause of this Section 5.3(c), each of the following royalty adjustment mechanisms shall operate independently, on a Royalty Product-by-Royalty Product and country-by-country basis, and either or both may apply to a given Royalty Product in a particular country if a Royalty Payment is owed with respect to such Licensed Product in such country

(i)if (A) one or more Third Parties, without a license from Genentech (or a Sublicensee), or Compulsory Sublicesee(s) sells a product that contains a compound that is the same as a Compound contained in a given Royalty Product sold by Genentech (or a Sublicensee), or [***] of such Compound, in a particular country (for purposes of this Section, each such product, a “Non‑Licensed Product”) and (B) the quarterly Net Sales of such Royalty Product in such country decrease by [***] percent ([***]%) or more relative to the Net Sales of such Royalty  Product in such country in the calendar quarter prior to the first commercial sale of the first Non‑Licensed Product in such country (for purposes of this Section, the “Threshold Net Sales”), the Royalty Rate for such Royalty Product in such country shall be reduced by [***] percent ([***]%) for such quarter and for as long as quarterly Net Sales of such Royalty Product in such country are less than the Threshold Net Sales; or

(ii)if it is necessary for Genentech (or a Sublicensee) to obtain any licenses or other rights under intellectual property owned or controlled by Third Party(ies) (other than a Genentech Affiliate) to make, use, offer for sale, sell or import a given Royalty Product in a particular country (such as, for purposes of illustration only, an intellectual property right that covers or claims a delivery, formulation, manufacturing or other technology that would be necessary to commercialize a Royalty Product in the applicable jurisdiction), then Genentech (or a Sublicensee) has the right to deduct from the Royalty Payments owed to PTI for such Royalty Product in such country any payments actually paid (using a true‑up mechanism to be agreed to by the Parties’ respective finance representatives) by Genentech (or its Sublicensees) to such Third Party(ies) for such licenses and rights; provided, however, in no event shall a given quarterly Royalty Payment be less than [***] percent ([***]%) of what would otherwise be owed (but for Royalty Adjustments).

(d)Royalty Term.  The royalty obligations set forth in Section 5.3(a) above shall commence, on a Royalty Product-by-Royalty Product and country-by-country basis, upon the First Commercial Sale of such applicable Royalty Product in the applicable country and expire, on a Royalty Product-by-Royalty Product and country-by-country basis, upon the later of (i) the [***] anniversary of the First Commercial Sale of such Royalty Product in such country, and (ii) expiration of the last-to-expire PTI Patent that Covers such Royalty Product in such country (each, a “Royalty Term”).  For clarity, after the Royalty Term, the Exclusive License, on a Royalty Product-by-Royalty Product and country-by-country basis, shall be fully paid up and irrevocable.

(e)Royalty Floor for Covered Licensed Products.  In no event shall the effective royalty rate applicable to Net Sales of a Covered Licensed Product in a country for purposes of Royalty Payments hereunder be reduced, by reason of any and all applicable adjustments in the aggregate to less than [***] percent ([***]%) of Net Sales of such Covered Licensed Product in such country during the Royalty Term.

Article 6
Financial Reports, Audits and Other Financial Provisions

6.1Calculation of Net Sales.

(a)General.  The determination of Sales and Net Sales (including deductions and adjustments used to calculate such amounts) shall, in all cases, be determined in accordance with the applicable Accounting Standard.

(b)Definition of Sales.  “Sales” of a Royalty Product means, in a given period, the amounts stated in the “Sales” line (or its equivalent, regardless of description) of

F. Hoffmann‑La Roche Ltd’s (or a Sublicensee’s) (externally published, if applicable) audited financial statements with respect to such Royalty Product for such period (or, if audited financial statements are not prepared for such period, the corresponding amount as reasonably determined for unaudited financial statements for such period, which amounts, and associated royalties and reports, shall be reconciled with an audited financial statement at such time as an audited financial statement for a period covering such period is prepared).  This amount reflects the gross invoice price at which such Royalty Product was sold or otherwise disposed of (other than for use as clinical supplies or free samples) by Genentech and Sublicensees to Third Parties (other than Affiliates, Sublicensees and Compulsory Sublicensees) in such period, reduced by gross-to-net deductions, if not previously deducted from such invoiced amount. By way of example, the following items may be the gross-to-net deductions taken in determining the “Sales” line of its audited financial statements as described in Section 6.1(b):

(i)credits, reserves or allowances granted for (A) damaged, outdated, returned, rejected, withdrawn or recalled Royalty Product; (B) wastage replacement and short-shipments; (C) billing errors; and (D) indigent patient and similar programs (e.g., price capitation);

(ii)governmental price reductions and government mandated rebates;

(iii)chargebacks, including those granted to wholesalers, buying groups and retailers;

(iv)customer rebates, including cash sales incentives for prompt payment, cash and volume discounts; and

(v)taxes, duties and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Royalty Product (excluding income or franchise taxes).

(c)Definition of Net Sales. “Net Sales” of a Licensed Product means, in a given period, the amount calculated by deducting from the Sales of such Covered Licensed Product for such period the following deductions : (x) a lump sum deduction of [***] percent ([***]%) of Sales in lieu of those deductions that are not accounted for within Genentech (or its Sublicensees) on a Royalty Product-by-Royalty Product basis (e.g., freight, postage charges, transportation insurance, packing materials for dispatch of goods, custom duties); (y) uncollectible amounts and credit card charges (including processing fees) accrued during such period on such Sales and not already taken as a gross-to-net deduction in accordance with the Accounting Standard in the calculation of Sales of such Royalty Product for such period; and (z) government mandated fees and taxes and other government charges accrued during such period on such Sales not already taken as a gross-to-net deduction in accordance with the Accounting Standard in the calculation of Sales of such Product for such period, including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a government or regulatory body.

(d)Sales Among Affiliates and Sublicensees.  Sales between or among Genentech, its Affiliates and/or their respective Sublicensees shall be excluded from the computation of Sales, but Sales shall include the first sales to Third Parties by any such Affiliates or Sublicensees.

(e)Supply as Samples/Test Materials.  Notwithstanding anything to the contrary in the definition of Sales or Net Sales, the supply or other disposition of Royalty Products (i) as samples; (ii) for use in non‑clinical or clinical studies; (iii) for use in any tests or studies reasonably necessary to comply with any applicable law, regulation or request by a regulatory or governmental authority; or (iv) as is otherwise reasonable and customary in the industry to supply or dispose of without payment, in each case, shall be excluded from the computation of Sales or Net Sales.

(f)Compulsory Sublicenses.  Notwithstanding anything to the contrary in the definition of Sales or Net Sales, all sales or other disposition of Royalty Products by or to a Compulsory Sublicensee shall be excluded from the computation of Sales or Net Sales.

(g)Products Sold in Combinations.    In the event a Royalty Product is sold as a component of a Combination Product (as defined below) in any calendar quarter, and both the Royalty Product and the other component(s) are also sold separately from each other during such quarter, then Sales and Net Sales shall be calculated by multiplying the Sales or Net Sales of the Combination Product in such country during such quarter (calculated by applying the criteria set forth below as if it applied to sales of such Combination Product in such country) by the fraction A/(A+B), where A is the average Net Sales per unit sold of Royalty Products when sold separately in such country during such calendar quarter (calculated by determining the Net Sales of Royalty Products in such country during such calendar quarter in accordance with the criteria set forth above and dividing such Net Sales by the number of units of Royalty Products sold in such country during such calendar quarter) and B is the average Net Sales per unit sold of the other active component(s) included in the Combination Product when sold separately in such country during such calendar quarter (calculated by determining the Net Sales of such other active component(s) in such country during such calendar quarter by applying the criteria set forth below as if it applied to sales of such other active component(s) and dividing such Net Sales by the number of units of such other active component(s) sold in such country during such calendar quarter). In the event a Royalty Product is sold as a component of a Combination Product in any country in the world in any calendar quarter, and in such country the Royalty  Product is sold separately in such calendar quarter, but not the other component(s), then Net Sales shall be calculated by multiplying the Net Sales of the Combination Product in such country during such calendar quarter (calculated by applying the criteria set forth above as if it applied to sales of such Combination Product in such country) by the fraction A/C, where A is the average Net Sales per unit sold of Royalty Products when sold separately in such country during such calendar quarter (calculated by determining the Net Sales of Royalty Products in such country during such calendar quarter in accordance with the criteria set forth above and dividing such Net Sales by the number of units of Royalty Products sold in such country during such calendar quarter) and C is the average Net Sales per unit sold of the Combination Product during such calendar quarter (calculated by determining the Net Sales of the Combination Product in such country during such calendar quarter by applying the criteria set forth above as if it applied to sales of the Combination Product as a whole dividing such Net Sales by the number of units of the Combination Product sold in such country during such calendar quarter). For purposes of this Section 6.1(g), “Combination Product” shall mean any product sold in combination (in the same package, including as a co-formulation, or otherwise sold together for a single price) containing as active ingredients both (A) Royalty Product(s) and (B) one or more other pharmaceutically active compounds or substances. In the event that such Royalty Product is not sold separately, Sales and Net Sales for milestone and royalty calculations shall be determined based on an apportionment to reflect the Parties’ agreed upon reasonable good faith estimate of the fair market value of such Royalty Product and the one or more other active ingredients in such Combination Product, as mutually agreed in good faith by the Parties (and, if the Parties do not reach an agreement on such apportionment, the Dispute shall be resolved in accordance with the dispute resolution provisions in Article 14).

6.2Reports.  For each calendar quarter for which Genentech has an obligation to make Royalty Payments, such payments shall be accompanied by a report that specifies for such calendar quarter the following information (“Net Sales Report”): (i) total Net Sales of Royalty  Products sold in the Territory; (ii) Net Sales on a country-by-country basis, during such calendar quarter; (iii) the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars; and (iv) a calculation of the total amount of Royalty Payments for such calendar quarter.  If Genentech is reporting Net Sales for more than one Licensed Product, the foregoing information shall be reported on a Royalty Product-by-Royalty Product basis.

6.3Payment Related Provisions.

(a)Invoices.   PTI shall send invoices to Genentech for Milestone Payments after PTI receives a notice under Section 5.2(a) regarding the achievement of a Milestone Event.  Each invoice shall refer to this Agreement and identify the trigger for the payment obligation and, unless otherwise requested by Genentech in writing, PTI shall send invoices to Genentech at the address in the preamble of this Agreement, to the attention of Alliance  Manager, Pharma Partnering, M/S 53.

(b)Timing of Payments.  Milestone Payments shall be due within [***] of Genentech’s receipt of the undisputed invoice, associated with the achievement of the corresponding Milestone Event.  Royalty Payments shall be due, on a calendar quarterly basis, [***] after the end of any calendar quarter for which Genentech has an obligation to make Royalty Payments.

(c)Mode of Payment.  All payments under this Agreement shall be made in immediately available funds by wire transfer to a United States based account to be identified by the payee.

(d)Currency of Payments.  All payments under this Agreement shall be made in United States dollars, unless otherwise expressly provided in this Agreement.  Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars as follows: (i) with respect to sales by or on behalf of Genentech, using Genentech’s customary and usual conversion procedures, consistently applied and (ii) with respect to sales by or on behalf of a given Sublicensee, using the conversion procedures applicable to payments by such Sublicensee to Genentech for such sales.

(e)Blocked Currency.  If, at any time, applicable laws prevent Genentech (or a Sublicensee) from remitting part or all of Royalty Payments when due with respect to any country in the Territory where Royalty Products are sold, Genentech shall continue to provide Net Sales Reports for such Royalty Payments, and such Royalty Payments shall continue to accrue in such country, but Genentech shall not be obligated to make such Royalty Payments until such time as payment is no longer prevented by such applicable laws.

(f)Taxes.  Each Party shall comply with applicable laws and regulations regarding filing and reporting for income tax purposes.  Neither Party shall treat their relationship under this Agreement as a pass through entity for tax purposes.  All payments made under this Agreement shall be free and clear of any and all taxes, duties, levies, fees or other charges, except for withholding taxes.  Each Party shall be entitled to deduct from its payments to the other Party under this Agreement the amount of any withholding taxes required to be withheld, to the extent paid to the appropriate governmental authority on behalf of the other Party (and not refunded or reimbursed).  Each Party shall deliver to the other Party, upon request, proof of payment of all such withholding taxes.  Each Party shall provide reasonable assistance to the other Party in seeking any benefits available to such Party with respect to government tax withholdings by any relevant law, regulation or double tax treaty.

6.4Records, Audits and Other Financial Provisions.

(a)Records.  Genentech shall keep complete and accurate records for a period of at least [***] or such time as required by Genentech’s policies, whichever is longer, for each reporting period during which Royalty Payments are due, showing Sales of Covered Licensed Products and applicable deductions in sufficient detail to enable Net Sales Reports to be verified.

(b)Audits.  PTI has the right to request that Net Sales Reports received by PTI be verified by an independent and internationally recognized certified public accounting firm (for purposes of Section 6.4, the “CPA Firm”) selected by PTI and acceptable to Genentech, such acceptance not to be unreasonably withheld.  The foregoing audit right shall not be exercised more than once in any calendar year or more frequently than once with respect to records covering any specific period of time and may only cover the past [***].  Subject to Section 6.4(c), Genentech shall, upon no less than [***] notice from PTI and at a mutually agreeable time during its regular business hours, make its records available for audit by the CPA Firm at such place or places where such records are customarily kept, solely for the purpose of verifying the accuracy of the reports being verified and the related payments due under this Agreement.

(c)Confidentiality.  Prior to any audit under Section 6.4(b), the CPA Firm shall enter into a written confidentiality agreement with Genentech that (i) limits the CPA Firm’s use of Genentech’s records to the verification purpose described in Section 6.4(b); (ii) limits the information that the CPA Firm may disclose to PTI to the numerical summary of payments due and paid; and (iii) prohibits the disclosure of any information contained in such records to any Third Party for any purpose.  The Parties agree that all information subject to review under Section 6.4(b) and/or provided by the CPA Firm to PTI is Genentech’s Confidential Information, and PTI shall not use any such information for any purpose that is not germane to Section 6.4.

(d)Underpayment/Overpayment; Payment for Audit.  After reviewing the CPA Firm’s audit report, Genentech shall promptly pay any uncontested, understated amounts due to PTI.  Any overpayment made by Genentech shall be promptly refunded or fully creditable against amounts payable in subsequent payment periods, at Genentech’s election.  Any audit under Section 6.4(b) shall be at PTI’ expense; provided, however, Genentech shall reimburse reasonable audit fees for a given audit if (i) the results of such audit reveal that Genentech underpaid Royalty Payments by [***] percent ([***]%) or more for the audited period and (ii) such audited period includes at least four (4) consecutive calendar quarters within a calendar year.

Article 7
Intellectual Property

7.1Patent Prosecution and Maintenance.

(a)PTI Patents.   Genentech, at its sole discretion, has the first right (but not the obligation) to Prosecute and Maintain any or all Patents within the PTI Patents in accordance with this Section 7.1 (a).

(i)Scope and Subject Matter.  Genentech shall Prosecute and Maintain PTI Patents, using reasonable efforts to obtain claims covering Licensed Compounds and Licensed Products.  Genentech shall have final decision making authority relating to the Prosecution and Maintenance of PTI Patents, provided that such decisions shall be consistent with Genentech’s customary Prosecution and Maintenance practices.  In the event Genentech decides to finally abandon any subject matter in a PTI Patent, Genentech shall provide reasonable prior notice of such decision to PTI, and PTI shall have the right, at its expense, to further Prosecute and Maintain such subject matter.  Notwithstanding the foregoing, [***].

(ii)Review and Comment. Genentech shall (A) keep PTI informed as to the Prosecution and Maintenance of all PTI Patents, such that PTI has sufficient time to review and comment on any documents intended for submission to any patent office and (B) reasonably consider PTI’s timely comments regarding such Prosecution and Maintenance, subject to Section 7.1(a)(i).

(iii)Cooperation.  PTI shall cooperate with and assist Genentech in the Prosecution and Maintenance of PTI Patents, including by (A) making its relevant scientists and scientific records reasonably available and (B) signing and delivering (or using reasonable efforts to have signed and delivered), at no charge to Genentech, all documents necessary in connection with such Prosecution and Maintenance.

(iv)Costs.  Except as otherwise expressly provided (e.g., Section 7.1(a)(i) with respect to abandoned subject matter), Genentech shall be responsible for [***] for the Prosecution and Maintenance of any PTI Patents (e.g., [***]).  Subject to the foregoing, each Party shall be responsible for any costs it incurs in performing activities related to such Prosecution and Maintenance.

7.2Patent Challenge. If Genentech, its Affiliates or a Sublicensee, anywhere in the Territory, institutes or commences a legal action challenging the validity, enforceability or scope of  any issued claim in a PTI Patent, PTI shall have the right, after providing Genentech or its Affiliates reasonable opportunity to cure or desist from the offending conduct, [***] that would otherwise apply. For clarity, the foregoing is not intended to limit the exercise of Genentech’s rights to enforce, Prosecute and Maintain the PTI Patents or to defend and settle claims as contemplated by Section 7.1 (Prosecution and Maintenance) and Article 8 herein.

Article 8
Enforcement and Defense of IP; Defense of Third Party Infringement Claims

8.1Notice.  With respect to intellectual property that is within the scope of the Exclusive License, each Party shall promptly notify the other Party upon becoming aware of any (i) actual or suspected infringement or misappropriation (collectively, an “Infringement”) by a Third Party of the Licensed IP or (ii) claim by a Third Party of invalidity, unenforceability or non‑infringement of a Patent within the Licensed IP.

8.2Enforcement of IP.

(a)Enforcement.

(i)Exclusively Licensed IP.  To the extent exclusively licensed to Genentech, Genentech shall have the first right (but not the obligation) to seek to abate any Infringement of the Licensed IP by a Third Party, or to file suit against any such Third Party.  If Genentech does not, within [***] days of receipt of a notice under Section 8.1, take steps to abate such Infringement, or file suit to enforce such Licensed IP against such Third Party, PTI shall have the right (but not the obligation) to take action to enforce such Licensed IP against such Third Party.

(ii)Cooperation.  With respect to any action described in Section 8.2(a)(i) or Section 8.2(a)(ii) (for purposes of Section 8.2, an “Enforcement Action”), the non‑controlling Party shall cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including, if necessary, by being joined as a party, and the Party controlling any such action shall keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

(b)Damages.  Unless otherwise agreed by the Parties, and subject to the Parties’ respective obligations under Article 13, all monies recovered upon the final judgment or settlement of any Enforcement Action, shall be used as follows: (i) first, to reimburse each of Genentech and PTI, on a pro rata basis for its out‑of‑pocket costs relating to such action; (ii) second, any remaining amount that represents compensation for lost sales, a reasonable royalty or lost profits, shall be retained by or paid to Genentech; provided, however, any such amount (after relevant adjustment to convert to Net Sales of Covered Licensed Products) shall be subject to the royalty obligations set forth in Section 5.3; and (iii) third, any remaining amount that represents additional damages (e.g., enhanced or punitive damages) shall be allocated to the Party that initiated the relevant action.

8.3Defense of Third Party Infringement Claims.  If a Third Party brings a claim of infringement or misappropriation against Genentech arising from the manufacture, use, offer for sale, sale or import of any Compound or Covered Licensed Product, Genentech shall be solely responsible for defending such Third Party claim, at its sole discretion and expense.  At Genentech’s request and expense, PTI shall reasonably cooperate with Genentech in connection with any such defense, including, if necessary, by being joined as a party.

8.4Settlement.  In the case of either an Enforcement Action, or in the case of the defense against infringement or misappropriation pursuant to Section 8.3, the controlling party (e.g. Genentech pursuant to Section 8.3) shall not settle or consent to an adverse judgment (including any judgment that affects the scope, validity or enforcement of any Licensed IP) without the express written consent of the non-controlling Party (such consent not to be unreasonably withheld); provided, however, Genentech may settle or consent to an adverse judgment in an Enforcement Action without obtaining such consent from PTI, unless such settlement or judgment would either (i) impose a financial obligation upon PTI or (ii) limit the scope of or invalidate any Licensed IP.

Article 9
Confidentiality

9.1Disclosure and Use of Confidential Information.  Except to the extent expressly authorized by this Agreement, each Party (in context, the “Receiving Party”) in possession of the Confidential Information of the other Party (in context, the “Disclosing Party”) agrees to: (a) hold in confidence and not disclose the Disclosing Party’s Confidential Information to any Third Party (other than by Genentech to an Affiliate under an obligation of confidentiality) and (b) only use (or permit the use of) the Disclosing Party’s Confidential Information in connection with activities contemplated by this Agreement or in order to further the purposes of this Agreement.

9.2Exceptions.  The obligations of the Receiving Party set forth in Section 9.1 shall not apply to the Disclosing Party’s Confidential Information to the extent that the Receiving Party establishes that such Confidential Information:

(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of its disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure by the Disclosing Party;

(c)became generally available to the public or otherwise part of the public domain, other than through any act or omission of the Receiving Party in breach of this Agreement, after its disclosure by the Disclosing Party;

(d)was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;

(e)was subsequently developed by or on behalf of the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(f)is no longer subject to the provisions of Section 9.1 by the prior written consent of the Disclosing Party.

9.3Authorized Disclosures.

(a)Legal Compliance.  A Party may disclose the other Party’s Confidential Information if such disclosure is required by law, rule or regulation (including to comply with the order of a court or governmental regulations), but only to the extent such disclosure is reasonably necessary for such compliance; provided, however, except for disclosures otherwise permitted under Section 9.2 or this Section 9.3, or as otherwise required or necessitated by law, such Party shall provide prompt notice of such disclosure requirement to the other Party and provide reasonable assistance to enable such other Party to seek a protective order or otherwise prevent such disclosure.

(b)Regulatory Authorities.  Genentech may disclose PTI’s Confidential Information to the extent such disclosure is required to comply with applicable governmental regulations or to conduct preclinical or clinical studies related to Compounds or Products.

(c)Patent Prosecution.  Genentech may disclose PTI’s Confidential Information to the extent such disclosure is reasonably necessary for Prosecuting and Maintaining any Patents.

(d)Permitted Third Parties.  Genentech may disclose and grant use of particular Confidential Information of PTI to Genentech’s Sublicensees, agents, consultants, clinical investigators, collaborators or contractors as Genentech reasonably determines is necessary to receive the benefits of or fulfill its obligations under this Agreement and under nondisclosure obligations reasonably similar to those set forth in Section 9.1.  PTI may disclose and grant use of the terms and conditions of this Agreement to PTI’s Affiliates, potential or actual investors or acquirers, as PTI reasonably determines is necessary, in connection with the evaluation of a potential or actual investment or acquisition, and [***]; provided, however, any such parties must be contractually bound in writing by obligations reasonably similar to those set forth in Section 9.1.

9.4Continuing Obligation.  Article 9 shall survive the expiration or termination of this Agreement for a period of [***].

9.5Evaluation Agreements.  [***].

Article 10
Public Disclosures; Use of Names

10.1Press Releases and Other Public Disclosures.

(a)Generally.  For purposes of Section 10.1, a “Disclosure” means a press release or other public disclosure concerning this Agreement or the subject matter hereof, including (i) the terms and conditions of this Agreement; (ii) the identity of [***] as the subject of this Agreement; and (iii) chemical entities known by either Party to be Compounds, and any information specifically related to such Compounds or [***].  Disclosures include public communications that contain previously disclosed information.  The provisions of Section 10.1 are in addition to the provisions of Article 9.

(b)Disclosures by PTI.   Genentech hereby agrees that PTI may issue the press release set forth in Exhibit D, following the signing of this Agreement by both Parties; and except as otherwise provided in Sections 10.1(d) and 10.1(e), PTI shall not make any other Disclosure, except with Genentech’s prior written approval.

(c)Disclosures By Genentech.  Disclosures by Genentech shall not be subject to either review or approval by PTI.

(d)Disclosure Required by Law. Each Party acknowledges and agrees that the other Party may make a Disclosure as may be required by law, rule or regulation in accordance with this Section 10.1, without the consent of the other Party.  In the event that one Party reasonably concludes that a Disclosure is required by law, rule or regulation (including the disclosure requirements of the United States Securities and Exchange Commission or the securities exchange or other stock market on which such Party’s securities are traded (for purposes of Section 10.1, collectively, a “Regulator”)) and the other Party would prefer not to make such Disclosure, the Party seeking such Disclosure shall  (i) provide reasonable advance notice to the other Party of the intended Disclosure and the content of such Disclosure; and (ii) seek a confidential treatment order (or a protective or limiting order, as applicable) for all provisions of this Agreement that can be reasonably of concern to the other Party and shall permit the other Party reasonable advance notice and the opportunity to comment on any such confidential treatment request or protective order request.  Each Party agrees that it shall obtain its own legal advice with regard to its compliance with securities laws, rules and regulations, and will not rely on any statements made by the other Party relating to such securities laws, rules and regulations.

(e)Filing of Agreement.  With respect to complying with the disclosure requirements of a Regulator, in connection with any required filing of this Agreement (including for clarity, the Exhibits and Schedules hereto) with such Regulator, the filing Party shall, at the request of the other Party, seek confidential treatment for portions of this Agreement from such Regulator and shall provide such other Party with the opportunity, as far in advance of such filing or such other disclosure as is reasonably practicable under the circumstances (but no less than [***] in advance of the proposed filing), to review and comment on any such proposed filing, and shall thereafter provide reasonable advance notice and opportunity for comment on any subsequent changes to such filing.  PTI shall, whether or not requested by Genentech, redact and request confidential treatment for any references to [***] the Upfront Payment, the Milestone Events, the Milestone Payments and the Royalty Rates, and related definitions.

Notwithstanding anything to the contrary herein, it is hereby understood and agreed that if a Party seeking to make a disclosure as set forth in this Section 10.1 and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith (A) consider incorporating such comments and (B) use reasonable efforts to incorporate such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by the other Party.

10.2Use of Names.  Except as otherwise expressly provided in this Agreement, no right, express or implied, is granted by the Agreement to use in any manner the name of “PTI,” “Genentech” or any other trade name or trademark of the other Party in connection with the performance of this Agreement.

Article 11

Term; Termination

11.1Term.  Unless sooner terminated as provided in Article 11, this Agreement shall be effective as of the Effective Date  and continue in full force and effect until the date on which all of Genentech’s possible obligations under this Agreement with respect to Royalty Payments (other than Royalties Payments under Article 11) have passed or expired (the “Term”).

11.2Termination for Material Breach.

(a)Either Party may terminate this Agreement, by notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within sixty (60) days after the breaching Party receives notice of such breach from the non‑breaching Party; provided, however, if such breach is not capable of being cured within such sixty (60) day period, the cure period shall be extended for such amount of time that the Parties agree to in writing is reasonably necessary to cure such breach, so long as the breaching Party is using diligent efforts or Commercially Reasonable Efforts to do so.  Any Dispute as to whether a notice of termination pursuant to this Section 11.2  is proper, or whether a breach has occurred, is material or has been cured, shall be resolved under Article 14.  In such event, if the allegedly breaching Party is found to be in material breach, such breaching Party shall have sixty (60) days (or longer, as determined during the resolution of such Dispute) to cure such material breach following receipt of notice of the resolution of such Dispute.

(b)Related to a Product.  If PTI has the right to terminate this Agreement due to a material breach by Genentech, and if such breach relates solely to a given Royalty Product, PTI may only exclude such Royalty Product from the scope of the license under Section 2.1(a), and PTI may not terminate the entire Agreement.

11.3Termination for Convenience.  Genentech shall have the right to terminate this Agreement in its entirety, in its sole discretion, upon thirty (30) days’ notice to PTI.

11.4Termination for Bankruptcy and Other Bankruptcy Matters

(a)Right to Terminate.  Genentech may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or in part as Genentech may determine, by notice to PTI, in the event PTI shall have become bankrupt, shall have made an assignment for the benefit of its creditors or there shall have been appointed a trustee or receiver of PTI or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against PTI in bankruptcy or seeking reorganization, liquidation, dissolution, winding up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect and any such event shall have continued for [***] undismissed, unbonded and undischarged.

(b)Retention of Rights.  All rights and licenses granted under or pursuant to this Agreement by PTI to Genentech are, and shall otherwise be deemed to be, for purposes of paragraph 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under paragraph 101(35A) of the Bankruptcy Code.  The Parties agree that Genentech, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against PTI, including under the Bankruptcy Code, Genentech shall be entitled to complete access to any such intellectual property of PTI that pertains to the rights granted in the licenses under this Agreement and all embodiments of such intellectual property.

(c)Patent Prosecution.  [***]  The Parties agree that, in the event of the commencement of a bankruptcy proceeding by or against PTI under the Bankruptcy Code, to the extent consistent with the Bankruptcy Code and [***], and to the extent permitted by PTI’s trustee, Genentech shall have the right to Prosecute and Maintain (as defined in Section 1.53) the Licensed IP, [***].

11.5Effects of Termination or Expiration.

(a)Termination by Genentech for Convenience or by PTI for Genentech’s Material Breach.  In the event that Genentech terminates this Agreement pursuant to Section 11.3 (for Genentech’s convenience) or PTI terminates this Agreement pursuant to Section 11.2  (for Genentech’s material breach),  the Exclusive License shall terminate as of the Termination Date.

(b)Termination by Genentech for PTI’s Material Breach.  In the event that Genentech terminates this Agreement pursuant to Section 11.2(a) for PTI’s material breach, the Exclusive License shall become irrevocable as of the Termination Date, and if such termination is due to a breach by PTI of its exclusivity obligations under Section 2.3, any additional Milestone Payments or Royalty Payments otherwise payable after the Termination Date shall be reduced by [***] percent ([***]%).

(c)Inventory of Products.  In the event that the Exclusive License terminates for any reason, Genentech shall have the right to sell or otherwise dispose of Royalty Products, then in stock subject to Royalty Payments and Article 6, and PTI covenants that Genentech shall not be sued for infringement under any intellectual property rights Controlled by PTI with respect to activities conducted by Genentech pursuant to this Section 11.5(c).

(d)Continuation of Sublicenses.  In the event that the Exclusive License terminates for any reason other than termination of this Agreement by Genentech pursuant to Section 11.3 (for Genentech’s convenience), any existing sublicenses granted by Genentech under the Exclusive License (other than granted to a Genentech Affiliate), shall continue in full force and effect, provided that such Sublicensee is not in breach of its sublicenses at such time and agrees to be bound by all the terms and conditions of this Agreement that are applicable to such Sublicensee, including rendering directly to PTI all payments and other obligations due to PTI related to such sublicense (e.g., Milestone Payments for the achievement of Milestone Events by such Sublicensee and Royalty Payments based on sales of Royalty Products by such Sublicensee).

(e)Accrued Rights and Obligations.  Except as otherwise expressly provided in this Agreement, any expiration or termination of this Agreement shall not affect the rights and obligations of the Parties that accrued, including the obligation to pay royalties or milestones, prior to the expiration or Termination Date.  Any right that a Party has to terminate this Agreement, and any rights that such Party has under Article 11, shall be in addition to and not in lieu of all other rights or remedies that such Party may have at law or in equity or otherwise, including rights under the Bankruptcy Code.

(f)Survival.  Except as otherwise expressly provided in this Agreement, the following shall survive this Agreement’s expiration or termination for any reason: (i) Sections 2.1(b)-2.1(d), 2.3, 5.3(d)(as applicable), 6.4 (as applicable), 12.3; (ii) Article 1, Article 9, Article 10, Article 11, Article 13, Article 14 and Article 15 (as applicable); (iii) to the extent any amounts owed as of the expiration, termination or otherwise pursuant to Section 11.5, Article 6 (as applicable); and (iv) Section 2.1(a) if the Exclusive License is to remain in effect either upon expiration of the Term or termination pursuant to Section 11.2 (in the case PTI is the breaching Party) or Section 11.4, then Article 7 and Article 8 shall also survive.  To the extent applicable to a Section or Article that survives the expiration or termination of this Agreement, any other Sections and Articles that are (directly or indirectly) referenced in, or refer to, such surviving Section or Article shall survive.

Article 12
Representations and Warranties

12.1PTI Representations and Warranties.  PTI hereby represents and warrants the following to Genentech:

(a)PTI is validly organized and in good standing under the laws of its jurisdiction of incorporation;

(b)PTI has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement, to perform all of its obligations hereunder and to grant the licenses granted hereunder;

(c)PTI has provided prior to the Effective Date, a true and complete, in all material respects, list as set forth on [***];

(d)PTI has made available prior to the Effective Date, relevant [***] data in PTI’s Control, [***], to the extent available, [***];

(e)PTI is not a party to any agreement in effect as the Effective Date, and shall not, following the Effective Date, enter into, any agreement that would conflict with (i) the grant of rights or exclusivity granted or intended to be granted to Genentech under this Agreement or (ii) the performance of PTI’ obligations hereunder;

(f)PTI is not a party to any agreement in effect as of the Effective Date, and shall not, following the Effective Date, enter into any agreement, that grants, any license, sublicense or other right to exploit any intellectual property rights that conflicts with the licenses granted to Genentech under this Agreement;

(g)To PTI’s knowledge, the [***] contains a true and complete list of all Compounds owned or Controlled by PTI as of the Effective Date, including those in PTI’s possession;

(h)The [***] contains a true and complete list, in all material respects, identifying PTI Know‑How that is within the definition of Licensed IP as of the Effective Date, including that which is available in written, graphic, electronic or other tangible form in PTI’s possession as of the Effective Date;

(i)To PTI’s knowledge, the [***] and the [***] as set forth on [***] and expressly designated as (i) [***];

(j)The [***] identified in [***] contain a true and complete list of all Patents [***] as of the Effective Date that disclose or claim the composition of matter, manufacture or use of Compounds known to PTI as of the Effective Date;

(k)PTI has the right to transfer the PTI Technology and the Transferred Materials to Genentech;

(l)[***];

(m)As to those [***] set forth in Schedule 12.1(l) [***];

(n)All fees required to be paid in order to maintain the PTI Patents have been paid to date, and, as of the Effective Date, none of the PTI Patents have been abandoned or canceled for failure to Prosecute or Maintain them;

(o)PTI has sufficient legal and/or beneficial title to grant to Genentech the Exclusive License and other rights to Genentech under this Agreement;

(p)As of the Effective Date, the Licensed IP does not include any intellectual property rights granted by a Third Party to PTI;

(q)As of the Effective Date, PTI has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale, or import of any Licensed Compound infringes or would infringe the Patents of any Third Party; and

(r)As of the Effective Date, PTI is not a party to, and has not received any written communication from any Third Party threatening, any legal action, suit or proceeding relating to the PTI IP.

12.2Genentech Representations and Warranties.  Genentech hereby represents and warrants the following to PTI:

(a)Genentech is validly organized and in good standing under the laws of its jurisdiction of incorporation;

(b)Genentech has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder; and

(c)Genentech has not prior to the Effective Date entered into, and shall not following the Effective Date enter into, any agreement that conflicts in any way with this Agreement or Genentech’s obligations hereunder.

12.3Disclaimers.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO MATERIALS OR INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON‑INFRINGEMENT.

Article 13
Indemnification; Limitation on Liability; Insurance

13.1Indemnification.

(a)Definitions.  The following definitions are for purposes of Section 13.1:

(i)“Claims” means claims, suits, actions, demands or other proceedings by any Third Party.

(ii)“Indemnitee” means, as applicable, a PTI Indemnitee (as defined in Section 13.1(b)(i)) or a Genentech Indemnitee (as defined in Section 13.1(c)(i)).

(iii)“Losses” means any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, reasonable attorneys’ fees and other expenses of litigation).

(b)Indemnification by Genentech.

(i)Indemnification Scope.  Genentech hereby agrees to indemnify, defend and hold harmless each of PTI and its officers, directors, employees and agents (for purposes of Section 13.1, each, a “PTI Indemnitee”) from and against Losses resulting directly from Claims to the extent attributable to (A) Genentech’s breach of its representations, warranties or obligations under this Agreement or (B) the activities performed by Genentech, its Affiliates or Sublicensees in connection with the exercise of its licenses and rights under this Agreement, including the research,  discovery, development, manufacture, use, handling, storage, sale or other disposition of Compounds and Products by Genentech, its Affiliates or Sublicensees under this Agreement.  Genentech’s obligations under this Section 13.1(b)(i) shall not apply to the extent that any such Losses are attributable to (A) PTI’ breach of its representations or warranties under this Agreement or (B) the negligence or willful misconduct of any PTI Indemnitees.

(ii)Procedures.  PTI shall (A) notify Genentech of any Claim for which it seeks to exercise its rights under Section 13.1(b)(i) as soon as reasonably possible after it receives notice of such Claim; (B) permit Genentech to assume the sole control of the defense thereof, including the right to settle or conclude such defense; (C) cooperate as reasonably requested (at the expense of Genentech) in the defense of such Claim; and (D) not settle such Claim without the express, prior written consent of Genentech.  Genentech’s obligations under Section 13.1(b)(i) shall not apply to amounts paid in settlement of any Claims if such settlement is effected without Genentech’s consent.

(c)Indemnification by PTI.

(i)Indemnification Scope.   PTI hereby agrees to indemnify, defend (if requested by Genentech) and hold harmless each of Genentech and its officers, directors, employees and agents (for purposes of Section 13.1, each, a “Genentech Indemnitee”) from and against Losses resulting directly from Claims to the extent attributable to PTI’ breach of its representations, warranties or obligations under this Agreement.  PTI’s obligations under this Section 13.1(c)(i) shall not apply to the extent that any such Losses are attributable to (A) Genentech’s breach of its representations or warranties under this Agreement or (B) the negligence or willful misconduct of any Genentech Indemnitees.

(ii)Procedures.  Genentech shall notify PTI of any Claim for which it seeks to exercise its rights under Section 13.1(c)(i) as soon as reasonably possible after it receives notice of such Claim.  If requested by Genentech, PTI shall assume control of the defense thereof, with counsel mutually satisfactory to the Parties, including the right to settle or conclude such defense.  In the event that Genentech requests that PTI assume such control, Genentech shall (A) cooperate as reasonably requested (at the expense of PTI) in the defense of such Claim and (B) not settle such Claim without the express, prior written consent of PTI which shall not be unreasonably withheld.  PTI’s obligations under Section 13.1(c)(i) shall not apply to amounts paid in settlement of any Claims if such settlement is effected without PTI’s consent.

(d)Limitations.  The failure of an Indemnitee to deliver notice to the other Party (for purposes of this Section 13.1(d), the “Indemnitor”) within a reasonable time after the commencement of any Claim for which such Indemnitee seeks to exercise its rights under Section 13.1, if prejudicial to the Indemnitor’s ability to defend such Claim, shall relieve the Indemnitor of its obligation to the Indemnitees under Section 13.1.  The Parties agree that only PTI or Genentech may seek to exercise the rights under Section 13.1 (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly seek to exercise such rights.

13.2Limitation on Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, HOWEVER CAUSED; PROVIDED HOWEVER, NOTHING IN THIS SECTION 13.2 IS INTENDED TO LIMIT THE RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 9 OR SECTION 13.1 OR LIMIT THE LIABILITY OF EITHER PARTY FOR BREACHES OF Article 9.

13.3Insurance.

(a)General.  Each Party shall maintain insurance coverage as set forth in Section 13.3 at its own cost; provided, however, Genentech has the right, in its sole discretion, to self‑insure, in part or in whole, for any such coverage.  The insurance policies for such coverage shall be an occurrence form, but if only a claims‑made form is available to a Party, such Party shall maintain such coverage for at least five (5) years after such Party has no further obligations under this Agreement.  Insurance coverage shall be primary insurance with respect to each Party’s own participation under this Agreement and shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A‑VII or better.  On written request, each Party shall provide to the other Party certificates of insurance evidencing the insurance coverage required under Section 13.3.  Each Party shall provide to the other Party at least [***] notice of any cancellation, nonrenewal or material change in any of the required insurance coverages.

(b)Commercial General Liability Insurance.  Each Party shall maintain commercial general liability insurance (including contractual liability, personal advertising and products/completed operations coverage) with limits not less than $[***] per occurrence and $[***] in the aggregate.  Each Party shall name the other Party as an additional insured by endorsement under its commercial general liability insurance.

Article 14

Dispute Resolution

14.1Alliance Managers.  Promptly following the Effective Date, each Party shall designate an individual to act as its primary contact for matters related to this Agreement, other than those matters for which other contacts are expressly provided in the Agreement (each, such Party’s “Alliance Manager”).  The Alliance Managers shall facilitate the resolution of issues and Disputes and shall attempt to resolve Disputes through good faith discussions for a reasonable period of time not to exceed [***], after which either Alliance Manager may initiate the Dispute resolution provisions in Section 14.2.  Either Party may replace its Alliance Manager at any time upon prior written notice (including by email) to the other Party’s Alliance Manager.

14.2Executives.  Except as otherwise expressly provided in this Agreement, any Disputes escalated by an Alliance Manager, shall be first referred to a Genentech Vice President and to PTI’s President and Chief Executive Officer for resolution, prior to proceeding under the other provisions of Article 14.  A Dispute shall be referred to such executives upon one Party providing the other Party with notice that such Dispute exists, and such executives for a reasonable period of time not to exceed [***] (or their designees) shall attempt to resolve such Dispute through good faith discussions.  In the event that such Dispute is not resolved by the Parties pursuant to Section 14.1 and Section 14.2, subject to Section 14.4, either Party may initiate the Dispute resolution provisions in Section 14.3.

14.3Arbitration.

(a)Rules.  Except as otherwise expressly provided in this Agreement (including under Section 14.4), the Parties agree that any Dispute not resolved internally by the Parties pursuant to Sections 14.1 and 14.2 shall be resolved through binding arbitration conducted under the Comprehensive Arbitration Rules of Judicial Arbitration and Mediation Services (“JAMS”) (for purposes of Article 14, the “Rules”), except as modified in this Agreement, applying the substantive law specified in Section 15.2.

(b)Arbitrators; Location.  Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator.  All three (3) arbitrators shall serve as neutrals and have at least ten (10) years of (i) dispute resolution experience (which may include judicial experience) or (ii) legal or business experience in the biotechnology or pharmaceutical industry.  In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under clause (ii).  If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the Rules.  Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator.  The arbitration proceedings shall be conducted in San Francisco, California if PTI initiates the arbitration or in Boston, Massachusetts if Genentech initiates the arbitration.

(c)Procedures; Awards.  The provisions of this Section shall apply to Disputes resolved under Section 14.3.  Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may deem any party as “necessary.”  The arbitrators shall be instructed and required to render a written, binding, non‑appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made.  The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than [***] after conclusion of the hearing, unless otherwise agreed by the Parties.  Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement.  Each Party agrees that, notwithstanding any provision of applicable law or of this Agreement, it will not request, and the arbitrators shall have no authority to award any damages for which a Party may not be liable to the other Party under Section 13.2.

(d)Costs.  The “prevailing” Party, as determined by the arbitrators, shall be entitled to (i) its share of fees and expenses of the arbitrators and (ii) its attorneys’ fees and associated costs and expenses.  In determining which Party “prevailed,” the arbitrators shall consider (i) the significance, including the financial impact, of the claims prevailed upon and (ii) the scope of claims prevailed upon, in comparison to the total scope of the claims at issue.  If the arbitrators determine that, given the scope of the arbitration, neither Party “prevailed,” the arbitrators shall order that the Parties (i) share equally the fees and expenses of the arbitrators and (ii) bear their own attorneys’ fees and associated costs and expenses.

(e)Interim Equitable Relief.  Notwithstanding anything to the contrary in Section 14.3, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in Article 14, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the opportunity of the arbitrators to review the decision under Section 14.3.  Such court shall have no jurisdiction or ability to resolve Disputes beyond the specific issue of temporary injunction or other interim equitable relief.

(f)Protective Orders; Arbitrability.  At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.  The arbitrators shall have the power to decide all questions of arbitrability.

14.4Subject Matter Exclusions.  Notwithstanding the provisions of Section 14.3, any Dispute not resolved internally by the Parties pursuant to Sections 14.1 and 14.2 that involves the validity, infringement or enforceability of a Patent included in a license granted in this Agreement (a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants reside; and (b) that is issued in any other country (or region) shall be brought before an appropriate regulatory or administrative body or court in that country (or region), and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

Article 15

Miscellaneous

15.1Notices.  Except as otherwise expressly provided in this Agreement, any notice required under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent in accordance with the provisions of this Section 15.1.  Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; (b) on the date of receipt, if sent by a facsimile (with delivery confirmed); or (c) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested (or its equivalent). Any notice sent via facsimile shall be followed by a copy of such notice by private express courier or by first class mail.  Notices shall be sent to the other Party at the addresses set forth below.  Either Party may change its addresses for purposes of this Section 15.1 by sending written notice to the other Party.

If to PTI:

Proteostasis Therapeutics, Inc.

80 Guest Street, Suite 500

Boston, MA 02135

Attn: Meenu Chhabra

Telephone: (617) 225-0096

Cc: Department of Legal Counsel

with a required copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn:  Theresa C. Kavanaugh

Telephone:  (617) 570-8743

Facsimile:  (617) 649-1446

If to Genentech:

Genentech, Inc.

1 DNA Way

South San Francisco, CA 94080

Attn:  Corporate Secretary

Telephone:  (650) 225-1000

Facsimile:  (650) 467-9146

with a required copy to:

Genentech, Inc.

1 DNA Way,

South San Francisco, CA 94080

Attn:  Vice President, Pharma Partnering

Telephone:  (650) 225-1000

Facsimile:  (650) 225-3009

15.2Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of laws principles.  The Parties hereby exclude from this Agreement the application of the United Nations Convention on Contracts for the International Sale of Goods.

15.3Actions of Affiliates and Service Providers.  Each Party may exercise its rights or perform its obligations under this Agreement personally or through one or more Affiliates or contract service providers, provided that such Party shall nonetheless be primarily liable for the performance of its Affiliates or service providers and for any failure by its Affiliates or service providers to comply with the restrictions, limitations and obligations set forth in this Agreement.

15.4Assignment.

(a)Generally.  Except as otherwise expressly provided in this Agreement, neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld.  Either Party may assign this Agreement, in its entirety, to (a) an Affiliate or (b) a Third Party in connection with a Change of Control of such Party (such Third Party, the “Acquirer”), provided, in each case, that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by the obligations of the assigning Party under this Agreement.  A copy of such writing shall be provided to the non‑assigning Party within [***] of the assignment.  Subject to the foregoing, this Agreement will inure to the benefit of and bind the Parties’

successors and assigns.  Any assignment or delegation in contravention of the foregoing shall be null and void.

(b)Change of Control.  In the event of a Change of Control of PTI, the Licensed IP shall not include any Patents, Know-How or other intellectual property (i) of the Acquirer (or any of its Affiliates that become Affiliates of PTI as a result of such Change of Control) as of the date of closing of such Change of Control or (ii) developed by the Acquirer (whether prior to or after such Change of Control) without the use of the Licensed IP and subject to compliance with Section 2.4; provided, however, that any Know-How disclosed or transferred by such Acquirer to Genentech, its Affiliates and Sublicensees hereunder shall be included in Licensed IP.  A “Change of Control” means the occurrence of a merger, consolidation, stock sale or sale or transfer of all or substantially all of the assets of a Party, or other similar transaction or series of transactions with a Third Party.  Notwithstanding the foregoing, a stock sale by a Party to Third Parties (including any underwriters of a public offering of a Party’s capital stock) whether in a public or private transaction solely for the purpose of financing or a transaction solely to change the domicile of a Party shall not constitute a Change of Control.

15.5Force Majeure.  Neither Party shall be deemed to have breached this Agreement for failure to perform its obligations under this Agreement to the extent such failure results from causes beyond the reasonable control of the affected Party, such causes including acts of God, earthquakes, fires, floods, embargoes, wars, acts of terrorism, insurrections, riots, civil commotions, omissions or delays in action by any governmental authority, acts of a government or agency thereof and judicial orders or decrees.  If a force majeure event occurs, the Party unable to perform shall promptly notify the other Party of the occurrence of such event, and the Parties shall meet (in person or telephonically) promptly thereafter to discuss the circumstances relating thereto.  The Party unable to perform shall (a) provide reasonable status updates to the other Party from time to time; (b) use commercially reasonable efforts to mitigate any adverse consequences arising out of its failure to perform; and (c) resume performance as promptly as possible.

15.6Relationship of the Parties.  The Parties to this Agreement are independent contractors, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

15.7No Third Party Rights.  The Parties do not intend that any term of this Agreement should be enforceable by any person who is not a Party.

15.8Amendment; Waiver.  Except as otherwise expressly provided in this Agreement, no amendment to this Agreement shall be effective unless made in writing and executed by an authorized representative of each Party.  A Party’s failure to exercise, or delay in exercising, any right, power, privilege or remedy under this Agreement shall not (a) operate as a waiver thereof or (b) operate as a waiver of any other right, power, privilege or remedy.  A waiver will be effective only upon the written consent of the Party granting such waiver.

15.9Construction; Captions.  Each Party acknowledges that it participated in the negotiation and preparation of this Agreement and that it had the opportunity to consult with an attorney of its choice in connection therewith.  Ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have drafted the Agreement or authorized the ambiguous provision.  Capitalized terms defined in the singular shall include the plural and vice versa.  The terms “includes” and “including” mean “includes, without limitation,” and “including, without limitation,” respectively.  Titles, headings and other captions are for convenience only and shall not affect the meaning or interpretation of this Agreement.

15.10Severability.  If any of the provisions of this Agreement are held to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provisions shall be replaced by legal, valid and enforceable provisions that will achieve to the maximum extent possible the intent of the Parties, and the other provisions of this Agreement shall remain in full force and effect.

15.11Entire Agreement.  This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements, understandings and arrangements between the Parties with respect to such subject matter, whether written or oral.

15.12Counterparts; Facsimiles.  This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A facsimile (including a PDF image delivered via email) of this Agreement, including the signature pages hereto, will be deemed to be an original.  Notwithstanding the foregoing, the Parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

[Signature page follows]

In witness whereof, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as set forth below.

Proteostasis Therapeutics, Inc.		Genentech, Inc.

Signed:	/s/ Meenu Chhabra	Signed:	/s/ Edward Harrington

Name:	Meenu Chhabra	Name:	Edward Harrington

Title:	President and CEO	Title:	Chief Financial Officer

[Signature page to License Agreement]

Exhibit A

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Exhibit A-2

Exhibit B

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Exhibit A-3

Exhibit C

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Exhibit C-1

Exhibit D

Press Release

Proteostasis Therapeutics Announces Global License Agreement with Genentech

Agreement Covers Small Molecule Modulators of the Cellular Proteostasis Network

BOSTON, Mass. – December 17, 2018 – Proteostasis Therapeutics, Inc. (NASDAQ:PTI), a clinical stage biopharmaceutical company dedicated to the discovery and development of groundbreaking therapies to treat cystic fibrosis (CF) and other diseases caused by dysfunctional protein processing, today announced a worldwide, exclusive license agreement with Genentech, a member of the Roche Group, for rights to potential therapeutic small molecule modulators of an undisclosed target within the proteostasis network.  The agreement does not include cystic fibrosis transmembrane conductance regulator (CFTR) modulators and is unrelated to PTI’s investigational medicines or other ongoing research programs in cystic fibrosis.

The proteostasis network consists of more than 1,000 proteins organized into pathways that can be regulated or targeted by drugs. Genetic mutations, environmental factors, and aging can cause the proteome to become imbalanced, which can lead to a decrease in protein quality control leading to a wide range of diseases including cancer.

Under the terms of the agreement, in exchange for rights to these small molecule modulators, Proteostasis is eligible to receive upfront and milestone payments of over $100 million. In addition, Proteostasis is eligible to receive tiered royalties on sales of medicines resulting from the license agreement. Genentech is responsible for all further research and development expenses related to the program. Full financial terms, the therapeutic target and disease areas of focus are not disclosed.

“We are thrilled to enter into this agreement with Genentech, an industry leader with a proven record of success in small molecule research and development,” said Meenu Chhabra, President and CEO of Proteostasis Therapeutics. “PTI’s platform revolves around the modulation of protein homeostasis pathways within the cell, either restoring its normal state or enhancing its capacity to control or delay the progression of disease.  We look forward to working with Genentech to leverage discoveries from this platform to potentially address unmet medical needs.”

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a clinical stage biopharmaceutical company developing small molecule therapeutics to treat cystic fibrosis and other diseases caused by dysfunctional protein processing. Headquartered in Boston, MA, the Proteostasis Therapeutics team focuses on identifying therapies that restore protein function. For more information, visit www.proteostasis.com.

Safe Harbor

To the extent that statements in this release are not historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as "aim," "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Examples of forward-looking statements made in this release include, without limitation, statements regarding expected receipt of the upfront payment, future milestone-based payments and royalties which may be paid by Genentech to Proteostasis Therapeutics, and the potential for the platform or target to yield treatments addressing unmet medical need.  Forward-looking statements made in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, or expectations for our technology will be attained or achieved.  Such risks and uncertainties include, without limitation, the possibility that Proteostasis Therapeutics may not realize the potential benefits of this licensing arrangement, and those set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and our other SEC filings.  We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investors:

David Pitts / Claudia Styslinger

Argot Partners

212.600.1902

david@argotpartners.com / claudia@argotpartners.com

Media:

David Rosen

Argot Partners

212.600.1902

david.rosen@argotpartners.com

Schedule 2.4(b)(B)

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Schedule 12.1(L)

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